                                                                    EXHIBIT 99.1

BINDVIEW CORPORATION
                                  News Release

Investor Relations Contact
Shanoop Kothari                                         Media Relations Contact
Tel: (713) 561-3000                                                Paula Berman
Fax: (713) 561-3600                                         Tel: (713) 561-4333
invest@bindview.com                                         Fax: (713) 561-1333
http://www.bindview.com                                         pr@bindview.com

[BINDVIEW LOGO]

FOR IMMEDIATE RELEASE


          BINDVIEW ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2002


HOUSTON -- JULY 25, 2002 -- BindView Corporation (NASDAQ: BVEW), a leading provider of IT security management solutions, today announced results for the quarter and six months ended June 30, 2002. Revenues for the quarter were in line with the Company's revised expectations as set forth in its press release issued July 2, 2002. Net loss was higher than the revised expectations as the Company provided a full valuation allowance against its deferred tax assets.

Revenues for the second quarter were $15.0 million, compared with $17.5 million in the second quarter of 2001. This reduction in revenues related primarily to a decline in license revenues. License revenues for the quarter were $7.6 million, compared with $10.3 million for the second quarter of 2001. This decline reflected a lengthening of the sales cycle for large enterprise transactions and lower than expected sales in Europe due to the difficult economic environment. Services revenues for the quarter were $7.4 million, up from $7.2 million in the second quarter of 2001.

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For the second quarter, the Company reported an operating loss of $2.8 million compared with $11.3 million in the second quarter of 2001. This improvement reflected a reduction in operating costs and expenses of $10.3 million, most of which related to the Company's corporate reorganization and restructuring in the second half of 2001. Net loss for the quarter totaled $22.5 million, or $0.43 per share, compared with a net loss of $7.7 million, or $0.15 per share, in the second quarter of 2001. The majority of the net loss for the second quarter of 2002 related to a non-cash charge of $19.8 million, or $0.38 per share, to provide a full valuation allowance against the Company's deferred tax assets of $19.8 million. Excluding this non-cash charge, the Company's net loss for the quarter was $2.7 million, or $0.05 per share.

"Although our financial performance during the second quarter was below our original expectations, we are encouraged by many of the accomplishments we achieved during the quarter," commented Eric Pulaski president and CEO. "Our continued emphasis on cost cutting efforts, the restructuring of our sales and marketing initiatives in the US and Europe, and our plans for product line expansion will help us to achieve our financial goals for the remainder of the year and will position BindView for future growth and profitability."


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The deferred tax assets, such as those relating to net operating losses, reflect the estimated benefit of using the net operating loss carryforward to reduce future taxable income. As required by Statement of Financial Accounting
Standards No. 109, "Accounting for Income Taxes," the Company continued its assessments of the realization of its deferred tax assets and as a result, concluded that a full valuation allowance was appropriate at June 30, 2002. As in its prior assessments, BindView considered its current and previous performance and other relevant factors in determining the sufficiency of its valuation allowance. Objective factors, such as current and previous operating losses, were given substantially more weight than management's outlook for future profitability. Management remains optimistic about the future prospects of the Company's business and the industry and continues to believe that over time, as the market improves, the Company should generate sufficient taxable income to utilize a substantial portion of its net operating loss carryforwards. Until such time as a consistent pattern of sufficient profitability is established, a full income tax provision will not be provided on any future pre-tax accounting income.

Gross profit for the second quarter totaled $13.6 million, compared with $15.3 million for the second quarter of 2001, reflecting the decline in revenue partially offset by an improvement in gross margin. Gross margin for the quarter was 90.3 percent, up from 87.4 percent for the same period in the preceding year. The expansion in gross margin reflected the improvement in operating leverage of the Company's technical support and professional services units.

At June 30, 2002, the Company's cash and cash equivalents were $43.7 million, which excludes $4.5 million of restricted cash, compared with $45.4 million at the end of the first quarter. The decrease in the cash balance was in line with the Company's expectations and included capital expenditures to upgrade the Company's customer relationship management system to improve sales effectiveness. The Company had no outstanding debt.

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CORPORATE REORGANIZATION AND RESTRUCTURING. The Company approved a plan to improve operating efficiency that includes a reduction of R&D resources in Houston by shifting more of the development of certain products to its lower cost India development center, a streamlining of its sales management and various non-personnel related cuts. The restructuring includes eliminating the chief operating officer position and consolidating operations across all sales and marketing functions under two new positions that are being created for vice president of worldwide sales and vice president of worldwide marketing. Management believes that this restructuring will both reduce expenses and result in more effective sales and marketing operations.

Most of the actions under the plan will be completed by the end of the third quarter and upon its full implementation, the Company expects to be able to generate positive operating income on quarterly revenues of approximately $16.7 million. The Company expects to take a charge of $1.5 million to $2.0 million in the third quarter for the costs of the restructuring.

MANAGEMENT CHANGES. Early in the third quarter, William D. Miller, the Company's chief operating officer, resigned to accept a management position with another company. Mr. Miller's sales management responsibilities have been transferred to Kenneth D. Naumann, who has been promoted to vice president of worldwide sales. Mr. Naumann was formerly vice president of sales for the Americas. The company is actively searching for a senior vice president of worldwide marketing and expects to fill the position shortly.


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BOARD CHANGE. Mr. Peter L. Bloom, one of the outside members of the Company's
Board of Directors and member of the audit committee and compensation committee of the Board, has tendered his resignation from the Board to be effective August 1, 2002. Mr. Bloom is resigning as a result of his increased workload at General Atlantic Partners, LLC, a private equity investment firm where he serves as a managing member. The Board is actively seeking another outside director to replace Mr. Bloom and expects to name a new director in the coming weeks. Once the new Board member is in place, three of the five Board seats will be held by outside directors.

STOCK BUYBACK PROGRAM. During the second quarter, the Company repurchased 28,500 shares of its common stock at an average price of $1.41 per share. The Board of Directors has approved $4.0 million for stock repurchases in the third quarter and the Company plans to resume the program once the trading window opens on Tuesday, July 30, 2002. Each quarter, the Board will evaluate the buyback program and determine the parameters for future stock repurchases.

OUTLOOK FOR SECOND HALF OF 2002. The Company expects revenues for the second half of 2002 to range between $35.0 million and $40.0 million. At these revenue levels, the Company expects to generate positive operating income and cash flows for the second half of 2002, before the effects of any restructuring charges the Company may incur in the third quarter related to actions to improve efficiency and operating leverage. Net income, excluding the restructuring charge the Company plans to take in the third quarter, is expected to range between $1.0 million, or $0.02 per share, and $4.0 million, or $0.08 per share, for the second half of 2002. The Company's ability to achieve or exceed these estimates will depend on the expected increase in IT security spending and continued improvement in sales execution and marketing effectiveness.

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RECENT HIGHLIGHTS:

o New versions of both the bv-Admin and bv-Control product lines were shipped, further increasing the competitive standing of BindView's solutions. BindView also announced bv-Admin for Microsoft Exchange Migration v7.0 to assist customers in their efforts to securely manage their migrations to Microsoft Exchange 2000.

o BindView experienced significant growth in its bv-Admin for Windows product line. When the American Red Cross decided to migrate to the Windows 2000 platform, it chose BindView to assist in that process.

o Eleven of BindView's security solutions received the important Security Technical Implementation Guide (STIG) certification from the Joint Interoperability Test Command of the Department of Defense. STIG certification is granted to the most comprehensive and reliable security management solutions and helps government agencies to select and utilize these certified products to help secure their IT infrastructure.

o Seventeen new partners including INS (formerly Lucent) have been brought into the Company's Elite Security Partnership Program in the first half of 2002, with 10 of those signed in the second quarter. These include partners that offer security consulting for the enterprise and compliance with federal privacy and security regulations, such as the Health Information Portability and Accountability Act (HIPAA) and the Gramm-Leach-Bliley Act, as well as many consultants and integrators specifically focused on the design and implementation of Microsoft Windows 2000 and Active Directory.

o The Company announced its Microsoft .NET Web Services Security Strategy, a software initiative that leverages Microsoft's .NET technology to secure Web Services and the Microsoft platforms and applications on which they run. BindView's first security product designed for .Net Web Services will be shipping later this year.


Scheduled Conference. The Company has scheduled a conference call today at 4:00 p.m. CDT to discuss details of the second quarter financial results. Interested parties should call (800) 238-9007, passcode 239343. A Webcast also will be provided live at: www.bindview.com/com/about/ir.cfm. The conference will be available for replay at (888) 203-1112, passcode 239343 from July 25 to August 2, 2002.


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ABOUT BINDVIEW CORPORATION

BindView Corporation, the worldwide leader in providing host-based vulnerability assessment software, delivers proactive security management solutions to help safeguard computer systems and networks from security breaches before they occur. Unlike traditional approaches, the company's solutions work from the inside out to help protect business systems from both internal and external threats, thus reducing business risks. BindView's suite of cross-platform software and associated services help secure, automate and reduce the costs of managing information technology infrastructures. More than 20 million licenses of our solutions have been shipped worldwide to approximately 5,000 companies, including more than 80 of the Fortune 100 and 24 of the largest 25 U.S. banks. Contact BindView via e-mail at info@bindview.com or visit BindView's World Wide Web Site at http://www.bindview.com. BindView can also be reached at (800) 749-8439 or at (713) 561-4000.

Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as, for example, the expected increase in IT security spending and continued improvement in sales execution and marketing effectiveness, risks associated with: competition within the network management software industry; rapid technological change; BindView's ability to execute its revenue- and cost-related strategies; possible customer deferrals of significant purchases in view of uncertainties in the domestic and global economy and factors effecting "execution and marketing effectiveness". Other such factors include the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission.



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Editors Note: BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Development Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.





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                                 BINDVIEW DEVELOPMENT CORPORATION
                        CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                             (in thousands, except per share amounts)

                                                 Three Months            Six Months
                                                    Ended                  Ended
                                                   June 30,               June 30,
                                          ---------------------     ---------------------
                                            2002         2001         2002         2001
                                          --------     --------     --------     --------
Revenues:

  Licenses                                $  7,623     $ 10,296     $ 17,165     $ 20,049
  Services                                   7,380        7,222       14,643       14,486
                                          --------     --------     --------     --------
                                            15,003       17,518       31,808       34,535
                                          --------     --------     --------     --------
Cost of revenues:
  Licenses                                      93          301          249          636
  Services                                   1,358        1,908        2,928        3,420
                                          --------     --------     --------     --------
                                             1,451        2,209        3,177        4,056
                                          --------     --------     --------     --------
Gross profit                                13,552       15,309       28,631       30,479
Operating costs and expenses:
  Sales and marketing                        9,515       14,836       19,878       27,794
  Research and development                   4,949        5,974        9,968       11,904
  General and administrative                 1,909        5,844        3,818        8,524
  Transaction and restructuring               --           --           --            594
                                          --------     --------     --------     --------
                                            16,373       26,654       33,664       48,816
                                          --------     --------     --------     --------
Operating loss                              (2,821)     (11,345)      (5,033)     (18,337)
Other income                                   146          464        1,705        1,349
                                          --------     --------     --------     --------
Loss before income taxes                    (2,675)     (10,881)      (3,328)     (16,988)
Provision (benefit) for income taxes        19,791       (3,167)      19,562       (4,999)
                                          --------     --------     --------     --------
Net loss                                  $(22,466)    $ (7,714)    $(22,890)    $(11,989)
                                          ========     ========     ========     ========
Loss per share - basic and diluted        $  (0.43)    $  (0.15)    $  (0.44)    $  (0.23)
                                          ========     ========     ========     ========
Number of shares used to calculate per
 share amounts:
   Basic                                    51,719       51,632       51,653       51,577
   Diluted                                  51,719       51,632       51,653       51,577


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                        BINDVIEW DEVELOPMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                              JUNE 30,          DECEMBER 31,
                                               2002                 2001
                                             ---------          ------------
                                            (UNAUDITED)
Cash and cash equivalents                    $  43,662            $  39,791
Short-term investments                            --                  3,253
Accounts receivable, net                         8,295               10,344
Other                                            1,041                1,180
                                             ---------            ---------
   Total current assets                         52,998               54,568

Property and equipment, net                      9,159                9,221
Investments and other                            4,752                4,770
Deferred income taxes                             --                 19,562
                                             ---------            ---------
       Total assets                          $  66,909            $  88,121
                                             ---------            ---------
Accounts payable                             $   3,549            $   1,763
Accrued liabilities                              4,301                4,954
Accrued compensation                             2,999                4,051
Deferred revenues                               12,237               10,350
                                             ---------            ---------
   Total current liabilities                    23,086               21,118

Deferred revenues                                2,188                2,618
Other                                              148                  576

Common stock                                         1                    1
Treasury stock                                     (40)             (12,738)
Additional paid-in capital                     109,519              121,884
Accumulated deficit                            (66,855)             (43,965)
Notes receivable from shareholders                (927)              (1,188)
Accumulated other comprehensive loss              (211)                (185)
                                             ---------            ---------
   Total shareholders' equity                   41,487               63,809
                                             ---------            ---------
        Total liabilities and
          shareholder's equity               $  66,909            $  88,121
                                             ---------            ---------

Common shares outstanding                       51,700               51,377

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